EXHIBIT 2.3

           SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

     This Second Amendment to Agreement and Plan of Reorganization ("Second Amendment") is entered into on this 23rd day of March, 2000, by and among Fountain Colony Ventures, Inc., a Colorado corporation (hereinafter "Fountain Colony"), Green Medical Company, Ltd., a Japanese corporation (hereinafter "Green Medical"), and Katumori Hayashi as the sole shareholder of Green Medical (hereinafter referred to as "Green Medical Stockholder").

                                  RECITALS:

     A. On January 19, 2000, the parties entered into an Agreement and Plan of Reorganization.

     B. On January 27, 2000, the parties entered into an Amendment to Agreement and Plan of Reorganization ("First Amendment").

     C. On February 29, 2000, the parties agreed to extend the closing deadline to on or before March 31, 2000.

     D. The parties now desire to amend certain provisions of the Agreement and Plan of Reorganization, as amended, as provided for herein.

     NOW, THEREFORE, in consideration of the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend certain provisions of the Agreement and Plan of Reorganization as described below:

                                  AGREEMENT

     1. Additional Representations and Warranties of Green Medical and Green Medical Stockholder. Green Medical and Green Medical Stockholder hereby represent and warrant that, effective this date and the Closing Date, the representations and warranties listed below are true and correct:

          (a) The "accrued taxes and penalties payable" described on the June 30, 1999 audited balance sheet of Green Medical as a U.S.$2,187,538 liability, and referred to in Note 8 of the financial statements, has subsequently been paid in full


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through a contribution of capital to Green Medical made by the Green Medical
Stockholder.

          (b) The "accounts payable, related parties" identified on the June 30, 1999 audited balance sheet of Green Medical as a U.S.$417,022 liability, and referred to in Note 3 of the financial statements, has been forgiven in full, and may be treated as an additional contribution to capital of Green Medical by the Green Medical Stockholder.

          (c) The requirements specified in Section 9(d) of the Agreement and Plan of Reorganization, as amended by the First Amendment and this Second Amendment, have been satisfied in full. As a result, net assets in the approximate amount of U.S.$385,820 have been contributed to Green Medical from Sun Green Pharmacy, which represent all of the assets of the seven (7) Sun Green Pharmacy locations (except for two (2) real properties and approximately Forty Thousand Dollars (U.S.$40,000) of certain equipment used by Sun Green Pharmacy). The net assets consist of approximately U.S.$1,098,792 in current assets, approximately U.S.$561,845 in other assets, approximately U.S.$861,132 in short-term liabilities and approximately U.S.$413,685 in long-term liabilities. The seven pharmacies previously owned and operated by Sun Green Pharmacy are now owned and operated by Green Medical. The only liabilities of Sun Green Pharmacy paid or assumed by Green Medical involve the lease liabilities for each of the seven (7) pharmacy locations.

          (d) From June 30, 1999 through February 29, 2000, Green Medical and Sun Green had combined net income of at least One Million Five Hundred Thousand Dollars (U.S. $1,500,000).

          (e) From June 30, 1999 through March 15, 2000, the total net worth of Green Medical has increased by at least Four Million Dollars (U.S.$4,000,000), represented by: (i) payment of "accrued taxes and penalties payable" in the amount of U.S. $2,187,538 through a contribution of capital by the Green Medical Stockholder; (ii) forgiveness of "accounts payable, related parties" of U.S.$417,022; (iii) contribution of net assets of approximately U.S.$385,820, representing assets of the seven (7) Sun Green Pharmacy locations contributed to Green Medical; and (iv) at least U.S.$1,500,000 of combined net income of Green Medical and Sun Green Pharmacy earned between June 30, 1999 and February 29, 2000 (less any accrued income taxes payable on the net income);

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          (f) There have been no material adverse effects, financial or otherwise, to Green Medical or Sun Green Pharmacy since June 30, 1999, and none are anticipated at this time.

          (g) There have been no related party loans made to or from Green Medical or Sun Green Pharmacy since June 30, 1999, and none are anticipated at the present time.

     2. Modification of Condition Concerning Transfer of Certain Assets and Assumption of Certain Liabilities of Sun Green Pharmacy. Section 9(d) of the Agreement and Plan of Reorganization, as amended by the First Amendment, provides that certain assets of Sun Green Pharmacy are to be transferred to Green Medical and that Green Medical is to assume certain liabilities of Sun Green Pharmacy. The parties agree that this transfer of assets and assumption of liabilities shall be deemed to be effective as of January 1, 2000. Any net income generated by the seven Sun Green Pharmacy locations since January 1, 2000 shall belong to Green Medical.

     3.   Modification of Condition Concerning NASDAQ Financial
Qualifications. Section 9(e) of the Agreement and Plan of Reorganization is hereby amended in its entirety to read as follows:

     On or before June 30, 2000, Green Medical shall meet the financial requirements for an initial listing as a NASDAQ SmallCap company which specifically requires that Green Medical meet at least one of the following requirements: (i) net tangible assets of at least U.S.$4,000,000; (ii) market capitalization of at least U.S. $50,000,000; or (iii) net income of at least U.S.$750,000 in Green Medical's most recently completed fiscal year or in two of Green Medical's last three most recently completed fiscal years. In the event that Green Medical fails to meet the financial requirements for an initial listing as a NASDAQ SmallCap company, as specified above, on or before June 30, 2000, then the Green Medical Stockholder agrees to return to Fountain Colony 5,000,000 Fountain Colony Shares (from the 21,420,000 Fountain Colony Shares which the Green Medical Stockholder shall receive as of the Closing), to be canceled by Fountain Colony or held by Fountain Colony as Treasury shares, without the payment of any further consideration. This cancellation of Fountain Colony Shares shall take place on or before September 30, 2000. Green Medical's satisfaction of the condition to meet the financial requirements for a NASDAQ SmallCap initial listing, shall be subject to verification by audit.

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     4.  Best Faith Efforts to Raise Additional Equity Capital.  Green Medical
is presently engaged in attempting to raise additional equity capital in Japan for Fountain Colony, subject to the closing of the reorganization transaction between Fountain Colony, Green Medical and the Green Medical Stockholder (the "Reorganization"), pursuant to which approximately $600,000 has been deposited into escrow as of March 22, 2000. The private placement stock will be sold at U.S.$3.00 per share. Under the terms of the Japanese private placement offering, at least U.S.$2,500,000 must be raised in the offering and the Reorganization must be closed before any funds may be released from escrow.
In the event that the closing of the Reorganization occurs prior to the deposit of U.S.$2,500,000 or more into escrow, Green Medical will continue to use its best faith efforts to raise the balance of the funds necessary to break escrow in the current private placement offering.

     5. Other Inconsistent Provisions Hereby Amended. Any other provisions of the Agreement and Plan of Reorganization, as amended by the First Amendment, which are inconsistent with the terms of Sections 1, 2, 3 and 4 of this Second Amendment described above, shall be deemed to be amended consistent therewith. All other terms and conditions of the Agreement and Plan of Reorganization, as amended by the First Amendment, shall remain unchanged and in full force and affect.

     This Second Amendment is entered into as of the date and year first above written.

                                        FOUNTAIN COLONY VENTURES, INC.


                                        By /s/ Patrick C. Brooks
                                          ------------------------------
                                             Patrick C. Brooks, President


                                        GREEN MEDICAL COMPANY, LTD.


                                        By  /s/ Katumori Hayashi
                                          -----------------------------
                                              Katumori Hayashi, President

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                                        STOCKHOLDER OF GREEN MEDICAL
                                        COMPANY, LTD.

                                           /s/ Katumori Hayashi
                                         ------------------------------
                                               Katumori Hayashi

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